UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 14, 2013

TRAVELCENTERS OF AMERICA LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001–33274	20–5701514
(Commission File Number)	(IRS Employer Identification No.)

24601 Center Ridge Road, Westlake, Ohio	44145
(Address of Principal Executive Offices)	(Zip Code)

(440) 808-9100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre–commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre–commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 14, 2013, TravelCenters of America LLC, a Delaware limited liability company (the “Company”), announced that it had entered into a Securities Purchase Agreement among the individual sellers named therein, Frederick M. Higgins, as sellers’ representative, Girkin Development, LLC (“Girkin”), a Kentucky limited liability company that owns a total of 31 convenience stores in Kentucky and Tennessee, and the Company, dated as of November 14, 2013 (the “Agreement”).  Pursuant to the Agreement, the Company agreed to acquire all of the issued and outstanding membership units of Girkin for an aggregate purchase price of approximately $67 million, before closing costs and customary working capital adjustments.  The transactions set forth in the Agreement are subject to customary closing conditions.

A copy of the press release issued on November 14, 2013 announcing the Company’s entry into the Agreement is attached hereto as Exhibit 99.1.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the Company’s Board of Directors (the “Board”) held on November 19, 2013, the Board increased its size from five to six directors and, pursuant to a recommendation of the Board’s Nominating and Governance Committee, elected Lisa Harris Jones to fill the vacancy created by the increase in the size of the Board.  Ms. Jones will serve as an Independent Director in Group III of the Board, and her term will expire at the Company’s 2016 annual meeting of shareholders.  Ms. Jones was also appointed as a member of each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee of the Board.

Ms. Jones is the founding member of Harris Jones & Malone, LLC, a law firm based in Maryland.  Ms. Jones is a graduate of the University of Pittsburgh in Pittsburgh, Pennsylvania and American University Washington College of Law in Washington, D.C.  In addition to her professional accomplishments, Ms. Jones has held leadership positions in many community service and civic organizations for which she has received recognitions and awards, including being the recipient of the YWCA Greater Baltimore Special Leadership Award in 2012.

There is no arrangement or understanding between Ms. Jones and any other person pursuant to which she was selected as a director.  There are no transactions, relationships or agreements between Ms. Jones and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.

For her service as a director, Ms. Jones will be entitled to the compensation the Company generally provides to its directors, with the annual cash fees prorated.  A summary of the Company’s currently effective director compensation is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 20, 2013 and is incorporated herein by reference.  Consistent with those compensation arrangements, on November 19, 2013, the Company granted to Ms. Jones 7,500 of the Company’s common shares, which were valued at $80,100, based on the closing price of the Company’s common shares on the New York Stock Exchange on that day.

In connection with her appointment, the Company entered into an indemnification agreement with Ms. Jones, effective as of November 19, 2013, on substantially the same terms as the agreements previously entered into between the Company and each of its other directors.  The Company has previously filed a form of indemnification agreement entered into by its directors with the Company as Exhibit 10.22 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 16, 2012, which form is incorporated herein by reference.

A copy of the press release issued on November 19, 2013 announcing the election of Ms. Jones is attached hereto as Exhibit 99.2.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release dated November 14, 2013
99.2	Press release dated November 19, 2013

Cautions Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws.  These forward-looking statements are based upon the Company’s current intent, beliefs and expectations but they are not guaranteed to occur and may not occur for various reasons.  For example, this Current Report on Form 8-K states that the Company has agreed to acquire the issued and outstanding membership units for $67 million before closing costs and customary working capital adjustments.  As noted above, however, this transaction is subject to customary closing conditions.  Some of these conditions involve third party consents and approvals that are beyond the Company’s control, such as consents from landlords for transfer of the leased locations and approvals for transfer of certain contracts, operating licenses and the like.  These or other conditions may not be satisfied and this transaction may be delayed, the terms of this transaction may be modified or the transaction may not close.  Results that differ from those stated or implied by the Company’s forward-looking statements in this Current Report on Form 8-K may be also caused by other reasons as described in the Company’s periodic reports filed with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and the Company’s Quarterly Reports on Form 10-Q for the periods ending March 31, June 30 and September 30, 2013, in sections of those reports titled “Warning Regarding Forward Looking Statements” and “Risk Factors” and elsewhere in those reports.  Investors are cautioned not to place undue reliance upon forward-looking statements in this Current Report on Form 8-K.  Except as may be required by applicable law, the Company does not undertake any obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAVELCENTERS OF AMERICA LLC

	By:	/s/ Andrew J. Rebholz
Andrew J. Rebholz
Executive Vice President, Chief Financial Officer and Treasurer

Dated: November 20, 2013

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated November 14, 2013
99.2	Press release dated November 19, 2013